Nevada, Iowa ----- December 9, 2014 Lincolnway Energy, LLC (“ Lincolnway ”) announced its unaudited financial results for the twelve months ended September 30, 2014.

Results for the Fiscal Year 2014

Gross Profit -	21,832,849
EBITDA -	25,526,226
Net Income -	$18,026,528

Lincolnway reported net income of $18.0 million, or $428.70 per unit, for the fiscal year ended September 30, 2014, compared to a net loss of $7.2 million, or $171.52 per unit, for the fiscal year ended September 30, 2013.

Gross profit for the fiscal year ended September 30, 2014 was $21.8 million, compared to a gross loss of $3.8 million for the fiscal year ended September 30, 2013.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization was $25.5 million for the fiscal year ended September 30, 2014, compared to $0.7 million for the fiscal year ended September 30, 2013.

Eric Hakmiller, Lincolnway's President and CEO stated, “We have been very happy with the performance of the business all year and the results that it brought us. We have been able to reinvest in the plant and position ourselves to be a strong competitor going forward”. During the fiscal year 2014, Lincolnway produced 56.8 million gallons of ethanol.
During the course of the year, Lincolnway was able to make some critical investments in the plant including the installation of a natural gas boiler. This was the single largest capital investment in the plant’s history. Hakmiller commented “For most of our existence we have run on a coal boiler and in the early years that was the cheapest form of energy for the plant. With the revolution in US energy production, which is producing record volumes and significantly reducing the cost of natural gas, we were happy to work with Alliant Energy, DuPont Cellulosic and Iowa State to build a pipeline and switch our boiler system to natural gas.”
The Board of Directors of Lincolnway has approved a $325 per share distribution effective for members of record as of December 8, 2014, payable on or before December 19th. Jeff Taylor, Chairman of the Board of Lincolnway stated “We are pleased to announce that the company experienced strong earnings the past year. Our goal is to continue to work hard to build value in our company”.

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 50 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC
Statements of Operations
For the Years Ended September 30, 2014 and 2013

	2014	2013
	(Unaudited)

Revenue	$147,334,193	$182,469,541
Cost of goods sold	125,501,344	186,301,560
Gross profit (loss)	21,832,849	(3,832,019)

General and administrative expenses	3,771,961	3,224,382
Operating income (loss)	18,060,888	(7,056,401)

Other income (expense):
Interest income	20,803	4,277
Interest expense	(55,163)	(160,068)
	(34,360)	(155,791)

Net income (loss)	$18,026,528	$(7,212,192)

Weighted average units outstanding	42,049	42,049

Net income (loss) per unit - basic and diluted	$428.70	$(171.52)

EBITDA	$25,526,226	$704,553

Management uses EBITDA, a non-GAAP measure, to measure the Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

Summary Balance Sheets

	September 30, 2014	September 30, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	22,978,388	1,936,800
Derivative financial instruments	487,078	431,476
Trade and other accounts receivable	1,543,599	5,300,204
Inventories	4,738,106	5,342,199
Prepaid expenses and other	362,495	325,880
Total current assets	30,109,666	13,336,559
Net property and equipment	31,991,348	30,865,651
Other assets	646,623	796,520
Total Assets	62,747,637	44,998,730

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	4,566,981	3,867,553
Current maturities of notes payable	53,153	52,049
Total current liabilities	4,620,134	4,344,602
Total long term liabilities	1,881,851	2,435,004
Total members' equity	56,245,652	38,219,124
Total Liabilities and Members' Equity	62,747,637	44,998,730

Contact:
Kris Strum, Director of Finance
Lincolnway Energy, LLC
515.817.0153